250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Rachael Murray Tel: (518) 415-4313

FOR IMMEDIATE RELEASE

Arrow Declares October 2024 Cash Dividend

GLENS FALLS, N.Y. (October 3, 2024) — The Board of Directors of Arrow Financial Corporation NasdaqGS® - AROW) on October 2, 2024, declared a quarterly cash dividend of $0.28 per share payable October 29, 2024 to shareholders of record on October 15, 2024. This represents a 3.7% increase to our quarterly dividend and is in lieu of the 3% stock dividend the Company has declared in recent years. This cash dividend marks the 46th consecutive quarterly cash dividend declared by Arrow.

Arrow President and CEO David S. DeMarco:

"We are pleased to deliver enhanced value to our shareholders with the increased cash dividend. So far this year, we have returned more than $6.4 million of capital to shareholders through share repurchases, in addition to the regular quarterly 2024 cash dividends of $13.6 million paid to date. Our continued success allows us to offer increased returns to our shareholders."
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Arrow Financial Corporation (NasdaqGS® - AROW) is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc., and Upstate Agency, LLC, specializing in property and casualty insurance and group health and employee benefits.

The information in this document may contain statements based on management’s beliefs, assumptions, expectations, estimates and projections about the future. Such "forward-looking statements," as defined in Section 21E of the Securities Exchange Act of 1934, as amended, involve a degree of uncertainty and attendant risk. Actual outcomes and results may differ, explicitly or by implication. We are not obligated to revise or update these statements to reflect unanticipated events. This document should be read in conjunction with Arrow’s Annual Report on Form 10-K for the year ended December 31, 2023 and other filings with the Securities and Exchange Commission.

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